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                                                                     Exhibit 8.1


                     [Thompson Hine & Flory LLP Letterhead]





March 5, 1999


Student Loan Funding 1998 - A/B Trust
Student Loan Funding LLC
One West Fourth Street, Suite 210
Cincinnati, Ohio  45202

Re: Student Loan Funding 1998 - A/B Trust Registration Statement on Form S-4 (No. 333-______)

Ladies and Gentlemen:

We have acted as special tax counsel for Student Loan Funding 1998 - A/B Trust, a Delaware common law trust (the "Issuer"), and Student Loan Funding LLC, a Delaware limited liability company (the "Depositor"), in connection with the above-referenced Registration Statement (together with the exhibits and any amendments thereto, the "Registration Statement"), filed by the Issuer with the Securities and Exchange Commission in connection with the registration by the Issuer of (1) $400,000,000 in principal amount of Senior Asset-Backed Notes, Series 1998A1-3 (LIBOR Floating Rate) (the "A1-3 Notes"); (2) $93,300,000 in principal amount of Senior Asset-Backed Callable Notes, Series 1998A1-4 (Auction
Rate) (the "A1-4 Notes"); (3) $90,000,000 in principal amount of Senior Asset-Backed Callable Notes, Series 1998A1-5 (Auction Rate) (the "A1-5 Notes");
(4) $90,000,000 in principal amount of Senior Asset-Backed Callable Notes, Series 1998A1-6 (Auction Rate) (the "A1-6 Notes"); and (5) $54,500,000 in principal amount of Subordinate Asset-Backed Notes, Series 1998B-3 (Fixed Rate) (the "B Notes") (the A1-3 Notes, A1-4 Notes, A1-5 Notes, A1-6 Notes, and B Notes, collectively, the "New Notes"), which are being offered pursuant to an exchange offer (the "Exchange Offer") in exchange for the Depositor's outstanding (a) Senior Asset-Backed Notes, Series 1998A-3 (LIBOR Floating Rate) (the " Old A-3 Notes"); (b) Senior Asset-Backed Callable Notes, Series 1998A-4 (Auction Rate) (the "Old A-4 Notes"); (c) Senior Asset-Backed Callable Notes, Series 1998A-5 (Auction Rate) (the "Old A-5 Notes"); (d) Senior Asset-Backed Callable Notes, Series 1998A-6 (Auction Rate) (the "Old A-6 Notes"); and (e) Subordinate Asset-Backed Notes, Series 1998B-3 (Fixed Rate) (the "Old B Notes") (the Old A-3 Notes, Old A-4 Notes, Old A-5 Notes, Old A-6 Notes, and Old B Notes, collectively, the "Old Notes"), originally issued and sold in reliance upon an exemption from registration under the Securities Act of 1933.
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Student Loan Funding 1998 - A/B Trust
Student Loan Funding LLC
March 5, 1999



We are familiar with the proceedings to date in connection with the proposed Exchange Offer and issuance of the New Notes and in order to express our opinion hereinafter stated, (a) we have examined copies of the forms of (i) the Eligible Lender Trust Agreement, (ii) the Trust Agreement; (iii) the Indenture, (iv) the New Notes filed as exhibits to the Registration Statement (collectively the "Operative Documents") and (v) the Servicing Agreements and (b) we have examined such other records and documents and such matters of law, and we have satisfied ourselves as to such matters of fact, as we have considered relevant for purposes of this opinion.

The opinions set forth in this letter concerning federal income tax matters are based upon the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated and proposed thereunder, current positions of the Internal Revenue Service (the "IRS") including those contained in published Revenue Rulings and Revenue Procedures, and existing judicial decisions. This opinion is subject to the explanations and qualifications set forth under the caption "Federal Income Tax Consequences" in the Prospectus which constitutes a part of the Registration Statement.

Based on the foregoing and assuming that the Operative Documents are executed and delivered in substantially the form we have examined, we hereby confirm our opinions with respect to the federal income tax consequences of the exchange of the Old Notes for the New Notes, the federal income tax characterization of the New Notes, and the federal income tax treatment of the issuance of such New Notes set forth under the caption "Federal Income Tax Consequences" in the Prospectus. In our opinion, there will be no federal income tax consequences to a holder who exchanges an Old Note for a New Note pursuant to the Exchange Offer and any such holder will have the same adjusted tax basis and holding period in the New Note as it had in the Old Note immediately before the exchange. In addition, in our opinion, for federal income tax purposes, the New Notes will be characterized as debt. However, if the IRS were to assert successfully that the New Notes were not characterized as debt for federal income tax purposes, in our opinion the Issuer would not be taxable as a corporation even though the Issuer might be treated as a publicly traded partnership. Moreover, in our opinion, for federal income tax purposes, the Issuer will not be treated as an entity separate from the Depositor and thus will not be classified as a separate entity that is an association (or a publicly traded partnership) taxable as a corporation. However, if the IRS were to assert successfully that the Issuer should be treated as an entity separate from the Depositor for federal income tax purposes, it is our opinion that the Issuer would not be subject to federal income tax as a publicly traded partnership taxable as a corporation. Our opinion that neither the Depositor nor the Issuer would be taxable as a corporation is based upon the representation by both the Depositor and the Issuer that for 1999 and for any subsequent taxable year 90% or more of the gross income of the Depositor, and the Issuer if treated as a separate entity, for such taxable year will consist of interest income attributable to loans acquired by either the Depositor or the Issuer and not attributable to loans originated by either the Issuer or the Depositor or by an affiliate of either the Issuer or the Depositor. We do not intend nor do we undertake any


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Student Loan Funding 1998 - A/B Trust
Student Loan Funding LLC
March 5, 1999



obligation to verify whether or not the representation described in the immediately preceding sentence is met for any taxable year. Moreover, we are of the opinion that the statements set forth in the Prospectus under the captions "Summary of the Exchange Offer -- Federal Income Tax Considerations," "Summary of Terms of the New Notes -- Federal Income Tax Considerations" and "Federal Income Tax Consequences" are a fair and accurate summary of the material tax consequences of the exchange of the Old Notes for the New Notes and the issuance and holding of the New Notes. There can be no assurance, however, that the legal conclusions presented therein will not be successfully challenged by the relevant administrative authorities, or significantly altered by new legislation, changes in administrative positions, or judicial decisions, any of which challenges or alterations may be applied retroactively with respect to completed transactions.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the captions "Federal Income Tax Consequences" and "Legal Matters."

Very truly yours,

/s/ THOMPSON HINE & FLORY LLP


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